EXHIBIT 23.1


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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2007, relating to the consolidated financial statements and financial statement schedules of Loral Space & Communications Inc. and its subsidiaries (the "Company") (which report expresses an unqualified opinion and contains explanatory paragraphs which indicate that
(1) the Company adopted fresh-start reporting, as of October 1, 2005, (2) the Company changed its method of accounting for pensions and other employee benefits, as of December 31, 2006, (3) the Company changed its method of accounting for stock-based compensation, effective October 1, 2005, and (4) the Company classified certain of its operations as discontinued operations), and of our report, dated March 15, 2007, relating to management's report on the effectiveness of internal control over financial reporting, both of which appear in the Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, NY
May 25, 2007